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Exhibit 4.30

EXTENSION OF WAIVER TERMINATION DATE

March 30, 2005

Inter-American Development Bank
Private Sector Department
1300 New York Avenue, N.W.
Washington, D.C. 20577
Attention: Loan Administration Unit

Export Development Canada
151 O'Connor Street
Ottawa, Ontario
Canada
K1A 1K3
Attention: Special Assets Unit

Ladies and Gentlemen:

        Reference is made to (a) the Eighth Amendment and Limited Term Waiver Agreement dated as of February 13, 2004 (as amended, supplemented or otherwise modified as of the date hereof, including by means of a letter agreement between SRT, the Borrower and the Senior Lenders dated February 14, 2005, the "Eighth Amendment") between among SR Telecom Inc., a corporation duly organized and validly existing under the laws of Canada ("SRT"), Comunicación y Telefonía Rural S.A., a sociedad anónima duly organized and validly existing under the laws of Chile (the "Borrower"), Export Development Canada (formerly Export Development Corporation), a corporation established by an Act of the Parliament of Canada ("EDC"), and Inter-American Development Bank, an international organization established by the Articles of Agreement among its member countries ("IDB", together with EDC, the "Senior Lenders"). Capitalized terms used herein and defined in the Eighth Amendment shall have the same respective meanings herein.

        Pursuant to Section 6 of the Eighth Amendment, the Eighth Amendment will expire upon the earliest date of occurrence of any of the events listed therein. Section 6(a) of the Eighth Amendment lists March 31, 2005 as one such event. In view of the fact that SRT continues to discuss with debenture holders and other creditors a possible restructuring of outstanding debentures together with possible new debt facilities, which transactions will require the consent of the Senior Lenders and the final terms of which are anticipated to materially impact the scope and terms of such consent, each of the parties hereto agree, subject to the conditions specified in the last paragraph of this letter, that:

        (1)   Section 6(a) of the Eighth Amendment is hereby amended in its entirety to read as follows:

          "(a) April 22, 2005;";

        (2)   Section 6 of the Eighth Amendment is hereby amended by replacing the text in Section 6(j)(ii) in its entirety with the following:

          "(ii) the failure to of SRT to provide the Senior Lenders promptly upon receipt thereof by SRT but in any event by no later than April 22, 2004, SRT's 2004 annual financial statements including an opinion of an independent certified public accountants thereon;"

        (3)   Section 6 of the Eighth Amendment is amended by (a) replacing the numerals "$45,000" in Section 6(k) with the numerals "$150,000" and (b) replacing the words "February 18, 2005" in Section 6(k) with the words "April 15, 2005".

        (4)   Section 10(l) of the Eighth Amendment is hereby amended by deleting the "." and at the end of such section and inserting "; and" in place thereof; and

        (5)   Section 10 of the Eighth Amendment is hereby amended by inserting the following subsection after Section 10(l):

          "(m) the Borrower or SRT, as the case may be, shall execute, acknowledge and deliver or cause to be executed, acknowledged or delivered such instruments as may reasonably be requested by the Senior Lenders for maintaining in full force and effect the perfection of the security interests created by the Security Documents or for amending the Security Documents or equivalent provisions of the Financing Documents in order to accurately describe the security interests created by the Security Documents or the underlying property over which such security interests were granted including, without limitation, by executing, acknowledging and delivering (i) a project account agreement, in form and substance satisfactory to the Senior Lenders among the Borrower, SRT, the Senior Lenders and Banco de Chile (ii) any other documents necessary to effect the purpose of such project account agreement and (iii) an acknowledgment executed by each of the counterparties to the following Material Contracts, each to be delivered as promptly as practicable after the date hereof: (A) the agreement for distribution and commercialization of Internet connection, entered into by the Borrower and IFX Networks Chile S.A by means of a private deed dated February 16, 2001; (B) agreement for networks interconnection, entered into by the Borrower and CTC Comunicaciones Móviles S.A. by means of a private deed dated July 3, 2000; (C) agreement for interconnection and access, entered into by the Borrower and CTC Transmisiones Regionales S.A by means of a private deed dated June 29, 2000; (D) agreement for interconnection and access, entered into by the Borrower and Globus Cientoveinte S.A, by means of a private deed dated May 7, 2001; (E) agreement for multicarrier system for public phones of automatic collection, entered into by the Borrower and Justice Telecom International, by means of a private deed dated January 20, 2000; and (F) agreement for interconnection and access, entered into by the Borrower and Firstcom Long Distance S.A., by means of a private deed dated August 3, 2000.".

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        Each of SRT and the Borrower covenants and agrees that the Transaction Documents and the provisions thereof are and remain legal, valid and binding obligations of each of SRT and the Borrower enforceable in accordance with their terms, and remain in full force and effect except as amended or modified hereby, and each of SRT and the Borrower hereby reaffirms, reconfirms and restates, all such obligations, as so modified, to the Senior Lenders. Each of SRT and the Borrower hereby expressly acknowledges and agrees that nothing in this letter or in any document or instrument executed in connection with or pursuant to this letter shall constitute a satisfaction as to all or any portion of the Obligations.

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        The amendments provided in this letter shall become effective on the date on which each of the Senior Lenders shall have received an executed a counterpart of this letter from each other Senior Lender, the Borrower and SRT.

Very truly yours,
SR TELECOM INC.
By	s/ PIERRE ST-ARNAUD Name: Pierre St-Arnaud Title: President and CEO
By	/s/ DAVID ADAMS Name: David L. Adams Title: S.r. VP Finance and CFO
COMUNICACIÓN Y TELEFONÍA RURAL S.A.
By	/s/ DAVID ADAMS Name: David L. Adams Title: Director

ACKNOWLEDGED, ACCEPTED AND AGREED
EXPORT DEVELOPMENT CANADA
By	/s/ SEAN MITCHELL Name: Sean Mitchell Title: Manager Special Risks
By	/s/ ROB HODGES Name: Rob Hodges Title: Manager, Special Risks

INTER-AMERICAN DEVELOPMENT BANK
By	/s/ HIROSHI TOYODA Name: Hiroshi Toyoda Title: Manager, Private Sector Department

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Exhibit 4.30
EXTENSION OF WAIVER TERMINATION DATE